Exhibit 19(a)(5)

Brad A. Kinder, CPA

December 5, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 7(a) and Item 8 of the Form N-CSR of Concorde Funds, Inc. for the fiscal year ended September 30, 2024 (the “N-CSR Filing”), and have the following comments:

1.	We are in agreement with the statements contained in the disclosure under “Changes in and Disagreements with Accountants for Open-End Investment Companies,” as included in the N-CSR Filing.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Brad A. Kinder
12/6/2024